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                                                                    Exhibit 11.1


                           RENTAL SERVICE CORPORATION
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                          Year Ended December 31,
                                                     1994           1995           1996
                                                 -----------    -----------    -----------

Weighted average common shares outstanding         4,337,820      4,116,412      7,020,405
Net effect of dilutive common stock
 options - based on the treasury stock
 method using the average market price                    --             --         50,270
Net effect of common stock, common
 stock options and warrants issued at
 less than IPO price within twelve
 months - based on the treasury stock
 method:
 Common stock                                        876,483        757,953          5,401
 Options                                             152,604        152,604         94,805
 Warrants                                             60,821         60,821         47,160
                                                 -----------    -----------    -----------
                                                   5,427,728      5,087,790      7,218,041
                                                 ===========    ===========    ===========

Income before extraordinary item                 $ 1,976,000    $ 3,715,000    $ 3,989,000
Preferred stock accretion                         (1,646,000)    (1,717,000)    (1,643,000)
                                                 -----------    -----------    -----------
                                                 $   330,000    $ 1,998,000    $ 2,346,000
                                                 ===========    ===========    ===========

Net income                                       $ 1,976,000    $ 3,237,000    $ 2,720,000
Preferred stock accretion                         (1,646,000)    (1,717,000)    (1,643,000)
                                                 -----------    -----------    -----------
                                                 $   330,000    $ 1,520,000    $ 1,077,000
                                                 ===========    ===========    ===========

Per share amount:
Income before extraordinary item                 $       .06    $       .39    $       .33
Extraordinary item                                        --           (.09)          (.18)
                                                 -----------    -----------    -----------
Net income                                       $       .06    $       .30    $       .15
                                                 ===========    ===========    ===========